Exhibit 10.2

SEPARATION AGREEMENT
This Separation Agreement (“Agreement”) is made between Denise I. Lynch (“Employee”) and Kemper Corporate Services, Inc., for itself and on behalf of all of its affiliates (collectively, “Employer”), on the date last written below.
BACKGROUND
Employee is currently employed by Employer and, among other things, is the Vice President and Property and Casualty Group Executive of Employer’s parent company, Kemper Corporation. Employer does not provide severance pay on the termination of employment as a matter of right or entitlement. Severance pay is a benefit provided solely at Employer’s discretion under appropriate circumstances and only when Employer receives a signed release of claims before payments begin.
In consideration of Employee’s cooperation and assistance in the transition of her responsibilities, Employer has determined that it is appropriate to provide severance pay to Employee and Employee wishes to take advantage of that benefit. Employee and Employer now wish to specifically describe Employee’s severance benefits and the parties’ respective rights and obligations.
TERMS AND CONDITIONS
In consideration of their mutual promises and undertakings described below, Employee and Employer agree as follows:
1.     Employment Responsibilities End. Employee’s employment by Employer shall end at the close of business on February 10, 2016 (“Termination Date”). Employee no longer will be authorized to transact business or incur any expenses, obligations and liabilities on behalf of the Employer after the Termination Date. Employee agrees not to seek reinstatement, future employment, or other working relationship with the Employer or any of its affiliates. Employee acknowledges: (a) Employee has reported to the Employer any and all work-related injuries incurred during employment; (b) the Employer properly provided any leave of absence because of Employee’s or a family member’s health condition and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (c) Employee has provided the Employer with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Employer or any released person or entity; and (d) Employee has not filed any complaints, claims, or actions against the Employer or any Released Party (as defined below).
Employee further agrees that Employee has been paid all wages, benefits, and other compensation owed to Employee by Employer through the Termination Date, subject to the obligation of Employer for the payment of: (a) salary at Employee’s current base rate through the Termination Date, (b) a 2015 Annual Bonus and/or 2013-2015 Multi-Year Bonus, if any, (c) expense reimbursement reports that are outstanding on the date hereof or which are submitted hereafter pursuant to Section 15, and (d) all paid time off (PTO), if any, that will be accrued but unpaid on the Termination Date. Any such accrued and unpaid PTO will be paid to Employee no later than the next regularly scheduled payday after the Termination Date. Employee agrees that Employee is not entitled to any additional or future compensation or benefits arising out of Employee’s employment with Employer, except for such compensation or benefits, if any, arising under the retirement, welfare benefits, bonus and equity compensation plans of Kemper Corporation to which Employee may be entitled by virtue of Employee’s employment with Employer, subject in all cases to the terms and conditions of the plans and agreements governing such compensation and benefits. Without limitation to the above, Employee acknowledges and agrees that Employee is not entitled to any severance pay pursuant to the Kemper Corporation Employee General Severance Pay Plan.
2.    Severance Payment and Outplacement Services. A cash severance payment in the gross total amount of Five Hundred Thousand Dollars ($500,000), less applicable taxes and withholdings, will be paid in a lump sum to Employee provided that all of the following conditions have occurred: (a) Employee signs this Agreement and returns it to Employer within 21 days, by March 2, 2016, (b) Employee submits a signed resignation in the form of Attachment A hereto, such resignation to be effective as of the close of business on February 10, 2016, (c) the seven-day revocation period has passed without revocation of this Agreement, (d) Employee has executed and returned the Acknowledgment Form (Attachment B hereto) to Employer confirming Employee’s decision not to revoke this Agreement, and (e) Employee has returned all company property to Employer. Employee acknowledges and agrees that the severance payment shall not be deemed “compensation” for purposes of any of Employer’s qualified retirement plans or other benefit programs and payment of the severance payment does not entitle Employee to any retirement plan contributions by Employer for Employee’s benefit or account.
Employee further acknowledges and agrees that the termination of Employee’s employment will result in the forfeiture of: (a) any amounts potentially payable to Employee under multi-year incentive awards granted to Employee in 2014 and 2015 under the Kemper Corporation 2009 Performance Incentive Plan, in accordance with Section 6.4(a) of such plan and the agreements governing such awards to which Employee is a party; and (b) any outstanding Restricted Stock Unit awards and Stock Option and SAR awards under the Kemper Corporation 2011 Omnibus Equity Plan, in accordance with such plan and the termination provisions of the respective award agreements to which Employee is a party, subject to the post-termination exercise provisions in the applicable Stock Option and SAR agreements.

Upon return of the required documents and property listed below, Employer agrees to provide up to $15,000 for outplacement services for Employee through a professional outplacement provider, provided that Employee commences utilization of those services by May 1, 2016.

3.     Unemployment Claims. Employer expressly agrees that the release language in Section 5 below shall not prevent Employee from applying for unemployment benefits to which Employee may be entitled under applicable law.
4.     Non-Solicitation of Employees, Confidentiality, Good Behavior and Return of Property.
(a) Employee Agrees that she shall not for a period of twelve (12) months immediately following the Termination Date, solicit, induce or entice any person then employed by Employer to leave the employ of Employer. This prohibition applies only to employees with whom Employee had Material Contact pursuant to Employee’s duties during the period of twelve (12) months immediately preceding the Termination Date and includes, without limitation, all officers of Kemper Corporation. For purposes of this Agreement, “Material Contact” means interaction between Employee and another employee of Employer: (i) with whom Employee actually dealt, or (ii) whose employment or dealings with Employer or services for Employer were handled, coordinated, managed, or supervised by Employee. If Employee breaches the terms of this Section 4(a), she will be liable for any attorneys’ fees incurred by Employer in seeking enforcement of this Section 4(a). Notwithstanding the foregoing sentence, Employer will also have the right to seek any other legal and equitable relief to which it might be entitled for any breach of this Agreement, including Section 4(a).
(b) Employee agrees not to disclose, communicate, use to the detriment of Employer or for Employee’s own benefit or the benefit of any other person, or misuse in any way any confidential information or trade secrets of Employer.
(c) Employee agrees to return to Employer all Employer credit cards, identification cards, access cards and keys to Employer’s properties or facilities that Employee may have in her possession. Employee shall return any and all Employer confidential files and all Employer confidential and proprietary information that Employee may have in her possession.
Employee shall return any and all of Employer’s property, including but not limited to, computer equipment, peripherals, printers, and company vehicles, other than the iPad she was previously issued.
Employer agrees that Employee may retain the phone number assigned to the cellular phone number which is assigned to the Employer. Employee will be responsible for taking all necessary steps to transfer such number to an account in her name and will be responsible for all costs of maintaining service for such phone number after the Termination Date and Employer agrees to reasonably cooperate with Employee in connection with such steps.

5.     Consideration to Employer - Release of Claims and Agreement Not to Sue. Except as stated below, Employee hereby forever releases, discharges and holds harmless Employer and its respective parent company, subsidiaries, affiliates, predecessors, successors and assigns, and their officers, directors, shareholders, principals, employees, insurers, and agents from any claim or cause of action whatsoever which Employee either has or may have against Employer resulting from or arising out of or related to Employee’s employment by Employer, or the termination of that employment, including any claims or causes of action Employee has or may have pursuant to the Age Discrimination in Employment Act, 29 USC Section 621 et seq.; the Older Workers Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 USC Sec. 2000(e); the Americans with Disabilities Act, 42 USC Sec. 12101; the Rehabilitation Act of 1973, 29 USC Sec. 701; the Family and Medical Leave Act of 1993, 29 USC Sec. 2618; 775 Ill. Comp. Stat. Ann. 5/1-103, 5/2-102, 5/2-103, 5/2-104, and 56 Ill. Adm. Code 5210.110; Employer Retirement Income Security Act of 1974, 29 USC 1001 et seq.; and any other law or regulation of any local, state or federal jurisdiction.
This release does not apply to any claims or rights that may arise after the date that Employee signs this Agreement, or relate to the consideration for this Agreement, vested rights under the Employer’s employee benefit plans as applicable on the date Employee signs this Agreement, or any claims that the controlling law clearly states may not be released by private agreement. Furthermore, this release does not waive any rights Employee might have to indemnification as a corporate officer pursuant to Kemper Corporation’s certificate of incorporation and bylaws, applicable benefit plan documents, or by applicable statutory or common law.
Nothing in this Agreement shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), or a comparable state or local agency, or participating in any investigation or proceeding conducted by such administrative agency. Notwithstanding the foregoing, Employee agrees to waive her right to recover monetary damages in any charge, complaint, or arbitration filed by Employee or by anyone else on her behalf, except as may be awarded by the Securities and Exchange Commission (“SEC”). On the date of this Agreement, Employee represents and warrants that Employee has no claims, complaints, charges, or other proceedings pending with any administrative agency, commission or other forum relating directly or indirectly to Employee’s employment with Employer, or if Employee does have such a charge pending, she understands that such a claim, complaint, or charge will not result in any monetary benefit to Employee due to acceptance of consideration for signing this release.
Other than an action for breach of this Agreement, Employee expressly acknowledges that if Employee files any claim or lawsuit, or causes or aids any claim or arbitration to be filed on Employee’s behalf, regarding any matter described in this Agreement, Employer may be entitled to recover from Employee some or all money paid under this Agreement, plus attorneys’ fees and costs incurred in defending against such action, to the extent permitted by law.
6.     No Admission of Liability. Nothing in this Agreement shall be construed to be an admission of liability by Employer and its respective parent company, subsidiaries, affiliates, predecessors, successors and assigns, and their officers, directors, shareholders, principals, employees, insurers, and agents for any alleged violation of any of Employee’s statutory rights or any common law duty imposed upon Employer.
7.     Adequate Consideration. Employee agrees that the consideration provided for this Agreement is above and beyond any amounts already owed to Employee and is adequate consideration for all promises and releases contained in this Agreement.
8.     Non-waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement.
9.     Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and personally delivered or sent by a recognized overnight courier service to Employee’s residence as last shown on Employer’s employment records, in the case of Employee, or to Kemper Corporate Services, Inc., Attn: Lisa M. King, Vice President, One East Wacker Drive, Suite 1000, Chicago, Illinois 60601, in the case of Employer.
10.     Successors and Assigns. Except as otherwise provided in specific provisions above, this Agreement shall be binding upon and inure to the benefit of Employee, Employee’s spouse, Employee’s heirs, executors, administrators, designated beneficiaries and upon anyone claiming under Employee or Employee’s spouse, and shall be binding upon and inure to the benefit of Employer and its successors and assigns. Employee warrants and represents that, except as provided herein, no right, claim, cause of action or demand, or any part thereof, which Employee may have arising out of or in any way related to Employee’s employment with Employer, has been or will be assigned, granted or transferred in any way to any other person, entity, firm or corporation, in any manner, including by subrogation or by operation of marital property rights.
11.     Severability. If a court or other body of competent jurisdiction should determine that any term or provision of this Agreement is invalid or unenforceable, such term or provision shall be reformed rather than voided, if possible, in accordance with the purposes stated in this Agreement and with applicable law, and all other terms and provisions of this Agreement shall be deemed valid and enforceable to the extent possible.
12.     Oral Agreements; Applicable Law. The parties acknowledge that there are no oral agreements or understandings that conflict with, modify, supplement or supersede the terms and conditions of this Agreement. This Agreement shall be construed under the laws of the State of Illinois applicable to contracts entered into and to be performed in the State of Illinois.
13.     Representations and Warranties. By signing below, the Employee represents and warrants that Employee has been advised in writing to consult with an attorney before signing this Agreement, and Employee has had the opportunity to do so if desired. Employee acknowledges that this Agreement has been delivered to Employee on February 10, 2016 and understands that Employee has up to twenty-one (21) days following such date to sign and return this Agreement to Employer. Employee agrees that any changes made to this Agreement do not restart the running of the 21-day period.
The Employee further acknowledges and understands that some portions of the payments and/or benefits described in this Agreement, are the consideration to the Employee for waiving rights under the Age Discrimination in Employment Act (“ADEA”) referenced in Section 5 and for Employee’s obligations described in Section 4.
Finally, Employee understands that Employee has the right within seven (7) days of the signing of this Agreement to revoke Employee’s waiver of rights to claim damages under ADEA. If Employee does revoke that waiver within the seven (7) day period, the Agreement shall be null and void.
Any revocation must be in writing and delivered to Lisa M. King, Vice President, Kemper Corporate Services, Inc., One East Wacker Drive, Suite 1000, Chicago, IL 60601. Any such revocation must comply with the notice provisions of Section 9 and be delivered to Employer no later than the seventh day after execution of this Agreement.
14.     Expense Reimbursement. By no later than February 24, 2016, Employee agrees to submit an expense account form to Employer for reimbursement of reasonable business expense items incurred on behalf of Employer prior to the Termination Date for which Employer has not yet then paid. Upon receipt of such expense account form, together with such supporting documentation as Employer may reasonably require, Employer will pay Employee for business expense items so incurred within 30 days of Employee’s Termination Date.
15.     Employee Cooperation and Assistance. Employee agrees to cooperate fully with Employer in the defense or prosecution of any lawsuits, arbitrations, or any other types of proceedings, and in the preparation of any response to any examination or investigation by any government entity or agency, and with respect to any other claims or matters (all such lawsuits, arbitrations, proceedings, examinations, investigation, claims and matters being collectively referred to as “Proceedings”), arising out of or in any way related to the policies, practices, or conduct of Employer and its affiliates during the time Employee was employed by Employer, and shall testify fully and truthfully in connection therewith. In addition, Employee agrees that, upon reasonable notice, Employee will participate in such informal interviews by counsel for Employer as may be reasonably necessary to ascertain Employee’s knowledge concerning the facts relating to any such Proceedings, and to cooperate with such counsel in providing testimony whether through deposition or affidavit in any such Proceeding.
Employee agrees to immediately notify Employer if she is served with legal process to compel her to disclose any information related to either her employment with Employer or information regarding one or more of its affiliates, unless prohibited by law. Employee further agrees to immediately notify Employer if she is contacted regarding any legal claim or legal matter related to her employment with Employer, unless prohibited by applicable law.

In all events, Employer will reimburse Employee for her reasonable travel, lodging and other out-of-pocket expenses associated with her compliance with this Section 15. Employer will make every reasonable effort to accommodate Employee’s personal and business schedules when requesting her assistance and cooperation.
16.    Indemnification and Right to Counsel. Employer agrees to indemnify, in accordance with its Amended and Restated Bylaws, Certificate of Incorporation and applicable Delaware law, Employee if she is or becomes a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of Employer) by reason of the fact that Employee was employed by Employer (and Employer may indemnify Employee by reason of the fact that she was an agent of Employer, or was serving at the request of Employer as a director, trustee, member, manager, officer, or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise), against any liabilities, expenses (including reasonable attorneys’ fees and expenses and any other costs and expenses incurred in connection with defending such action, suit or proceeding), judgments, fines and amounts paid in settlement actually and reasonably incurred by Employee in connection with such action, suit or proceeding if not the result of willful misconduct, gross negligence or fraud, and Employee acted in good faith and in a manner she reasonably believed to be in or not opposed to the best interest of Employer, and, with respect to any criminal action or proceeding, had no reasonable cause to believe her conduct was unlawful.
Employee will promptly notify Employer of any threatened, pending or completed action, suit or proceeding against Employee which could reasonably be expected to give rise to a right by Employee to be indemnified under this Agreement. Employer shall not be liable to indemnify Employee under this Agreement for any amounts paid in settlement of any action, suit or proceeding without the prior written consent of Employer, which consent shall not be unreasonably withheld or delayed.

Should a conflict of interest be found to exist between Employee and Employer, Employer will pay the reasonable cost of Employee’s independent legal representation. Employer and Employee shall make a good faith effort to agree on selection of independent counsel and if an agreement cannot be reached, then within 10 days Employer and Employee shall each designate a representative and such representatives shall, together, designate an umpire who will select the independent counsel, which selection shall be final and binding.
17.    Confidentiality and Non-Disparagement. The nature and terms of this Agreement are strictly confidential and they have not been and shall not be disclosed by Employee at any time to any person other than Employee’s lawyer or accountant, a governmental agency, or Employee’s immediate family without the prior written consent of an officer of the Company, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company.
Employee agrees not to make statements to clients, customers and suppliers of the Released Parties or to other members of the public that are in any way disparaging or negative towards the Released Parties or their products and services.
Employer agrees to instruct its Executive Leadership team to not make statements that are in any way disparaging toward Employee, including to any ratings agencies or analysts regarding Employee’s performance or termination.
18.     Exemption from § 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Other than payments pursuant to Paragraph 15, all payments due under this Agreement will be paid no later than March 31, 2016. It is the intent of the Parties that all such payments are to be considered to be short-term deferrals to which Code Section 409A is not applicable by reason of Treasury Regulation Section 1.409A-1(b)(4).

Caution: This Agreement is a Release. Employer hereby advises Employee to read it and to consult with an attorney prior to signing it.
TO EVIDENCE THEIR AGREEMENT, the parties have executed this document as of the date last written below.
Denise I. Lynch                Kemper Corporate Services, Inc.

/s/ Denise I. Lynch                /s/ C. Thomas Evans, Jr.
C. Thomas Evans, Jr.
Secretary

Dated:     3-2-16                    Dated:     3-2-16

ATTACHMENT A
Resignation
I, Denise I. Lynch, hereby resign, effective as of the close of business on February 10, 2016, as an officer, director and/or member of any benefit plan committee or trust of Kemper Corporation and each of its direct and indirect subsidiaries and other affiliates in which I hold any such positions.

Dated:

ATTACHMENT B
Seven Day Right to Revocation
Acknowledgment Form
I, Denise I. Lynch, hereby acknowledge that Kemper Corporate Services, Inc. tendered a Separation Agreement offer which I voluntarily agreed to accept on___________, 2016 a date at least seven days prior to today’s date.
I certify that seven calendar days have elapsed since my voluntary acceptance of this above-referenced offer (i.e. seven days have elapsed since the above date), and that I have voluntarily chosen not to revoke my acceptance of the above-referenced Separation Agreement.
Signed this ___ day of ________________, 2016

Denise I. Lynch